Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 110 to Registration Statement No. 33-20827 of The RBB Fund, Inc. on Form N-1A of our reports dated October 17, 2006 appearing in the Annual Reports of the Money Market Portfolio and Senbanc Fund for the year ended August 31, 2006 and to the reference to us under the headings “Financial Highlights” appearing in the Prospectuses, which are a part of such Registration Statement, and under the headings “Independent Registered Public Accounting Firm”, and “Financial Statements” in the Statements of Additional Information, which is also part of such Registration Statement.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
December 29, 2006